EXHIBIT 99.1


                                                                  [COMPANY LOGO]
FOR IMMEDIATE RELEASE

          MICROTEK MEDICAL HOLDINGS REPORTS THIRD QUARTER 2004 RESULTS

      THIRD QUARTER 2004 NET REVENUES INCREASE 40% OVER PRIOR YEAR QUARTER CASH FLOWS FROM OPERATING ACTIVITIES FOR FIRST NINE MONTHS INCREASE OVER
              125% TO $9.6 MILLION AS COMPARED TO THE 2003 PERIOD

COLUMBUS, MS, November 3, 2004 - Microtek Medical Holdings, Inc. (Nasdaq: MTMD), a leading manufacturer and marketer of infection control products, fluid control products and safety products to healthcare professionals, today reported financial results for the third quarter and nine months ended September 30, 2004. Highlights from the third quarter and nine month period of 2004 include:

o Net revenues increased 39.6 percent over the third quarter of 2003 and 29.4 percent over the first nine months of 2003;
o    Organic healthcare  revenues grew 11.8 percent in third quarter of 2004 and
     12.4 percent in the first nine months of 2004;
o Net income for the third quarter and first nine months of 2004 was $0.05 per diluted share and $0.13 per diluted share, respectively;
o Cash flows from operating activities for the first nine months of 2004 were $9.6 million, up from $4.2 million for the 2003 period;
o Completed license agreement for OREX materials and processing technology for nuclear applications, including sale of certain property and equipment for one-time gain of $210 thousand.

THIRD QUARTER AND NINE MONTH RESULTS

Net revenues for the third quarter of 2004 were $34.0 million, an increase of $9.7 million or 39.6 percent over the third quarter of 2003. Net income for the 2004 quarter was $2.2 million, or $0.05 per diluted share, as compared to $4.9 million, or $0.11 per diluted share in the third quarter of 2003. Included in the third quarter 2003 earnings was an income tax benefit of approximately $2.4 million related to the decrease in the Company's valuation allowance for its deferred tax assets, primarily its net operating loss carryforwards ("NOL's"), with no corresponding benefit in the third quarter of 2004. Also included in third quarter 2003 and 2004 earnings were gains resulting from dispositions of property and equipment of $982 thousand and $215 thousand, respectively. Excluding the non-cash deferred tax benefit in the third quarter of 2003 and the gains on dispositions of property and equipment in the third quarters of 2003 and 2004, the Company's net income in the 2004 quarter increased by $376 thousand, or 24 percent, over the 2003 quarter.

For the nine months ended September 30, 2004, the Company earned $5.6 million, or $0.13 per diluted share, on revenues of $93.4 million, as compared to net income of $10.3 million, or $0.24 per diluted share, on revenues of $72.2 million for the same period in 2003. Excluding non-cash deferred income tax benefits of $4.9 million recorded in the first nine months of 2003 and the aforementioned gains on dispositions of property and equipment, the Company's net income for the first nine months of 2004 increased by $903 thousand, or 20 percent, over the first nine months of 2003.

Income from operations for the third quarter and first nine months of 2004 was $2.5 million and $6.3 million, respectively, as compared to $2.6 million in the third quarter of 2003 and $5.7 million for the first nine months of 2003.

Excluding gains on dispositions of property and equipment, the Company's income from operations for the third quarter and first nine months of 2004 increased by $649 thousand, or 40.4 percent, and $1.3 million, or 27.2 percent, over the third quarter and first nine months of 2003, respectively.

Dan R. Lee, the Company's President and Chief Executive Officer, commented "Our revenue accomplishments this quarter exhibit the substantial effort and investment we have made to continuously improve our revenue performance and, in particular, to promote the organic development of our existing healthcare product lines. Additionally, our recent healthcare acquisitions have contributed significantly to our overall growth. Revenues related to our healthcare operations, excluding acquisitions, were $25.7 million and $76.3 million for the third quarter and first nine months of 2004, respectively, and represent organic growth rates of 11.8 percent and 12.4 percent over the respective 2003 periods. Combined with year-to-date revenues of $7.1 million from the Plasco division which was acquired in November 2003 and $4.3 million related to the IMP acquisition which was completed on May 28, 2004, our healthcare revenues through September 2004 reached $87.7 million, a 29.4 percent increase over the first nine months of 2003. Equally as impressive, our healthcare revenues through nine months in 2004 already exceed 94 percent of our total healthcare revenues for the full year of 2003. We are very proud of these accomplishments."

Mr. Lee continued, "The balance of our revenues for the third quarter and first nine months of 2004 totaled $2.7 million and $5.7 million, respectively, and were generated by our OREX Technologies International ("OTI") division. Of this amount, approximately $1.2 million related to the sale of certain raw material inventories used in the manufacture of finished goods for sale to the nuclear industry. This raw material sale was completed as part of the recently announced licensing of our OREX nuclear technology to Eastern Technologies, Inc. in September 2004 (the "ETI transaction"). The ETI transaction is the culmination of three years of internal evaluation of the OREX nuclear business and various alternatives for this business once sustainable commercialization was achieved. We believe that our agreements with ETI provide an advantageous means of separating that business from our healthcare operations while maximizing the value of the OREX technology to our shareholders. With this transaction complete, we are now able to focus all of our efforts and resources on our strategic healthcare initiatives."

During the 2004 quarter, the Company's domestic healthcare revenues, including Plasco division revenues of $2.2 million, grew 20 percent to $23.7 million. Contributing to this increase, the Company's domestic branded hospital revenues grew 29.0 percent over the 2003 quarter as a result of revenues from the Plasco division and growth across substantially all of the Company's principal product lines, most notably CleanOp, a consistent contributor to revenue growth, and Venodyne, a line of compression pumps and sleeves designed to treat deep vein thrombosis. Additionally, third quarter 2004 OEM revenues increased $800 thousand over the 2003 quarter to $9.5 million primarily as a result of the Plasco acquisition. The Company's international revenues for 2004 quarter, including $3.4 million related to the IMP acquisition, demonstrated an impressive 133 percent increase. Excluding IMP revenues, international revenues for the third quarter of 2004 increased by approximately 30 percent. Net revenues of the Company's OTI division were $2.7 million in the third quarter of 2004, an increase of $1.3 million over the same quarter last year. Approximately $555 thousand of this increase was directly related to increased product sales to the nuclear industry. The remaining increase of approximately $777 thousand related to increased sales of raw materials used in the manufacture of nuclear finished goods. In conjunction with the ETI transaction in September 2004, OTI sold approximately $1.2 million of these raw material inventories to a related party.

Mr. Lee stated, "Our gross profit margins for the third quarter and first nine months of 2004 were 38.2 percent and 38.9 percent, respectively, as compared to
40.2 percent and 39.3 percent for the third quarter and first nine months of 2003, respectively. The decreases noted in the 2004 periods resulted from our product mix in the third quarter and first nine months of 2004 as compared to the same prior year periods and the slightly dilutive nature of Microtek's international business (excluding IMP), Microtek's CleanOP product line and OTI's revenues in relation to other of Microtek's branded hospital revenues. With the completion of the ETI transaction and through a number of sales and marketing and other manufacturing initiatives currently underway, we believe we will see an improvement in our consolidated gross margins going forward."

Selling, general and administrative ("SG&A") expenses for the third quarter of 2004 were $10.3 million, or 30.2 percent of net revenues, as compared to $7.8 million, or 32.2 percent of net revenues in the third quarter of 2003. For the first nine months of 2004, SG&A expenses were $29.0 million, or 31.0 percent of net revenues, versus $22.6 million, or 31.3 percent, of net revenues for the first nine months of 2003. The net increase in the absolute dollar amount of SG&A expenses in the third quarter of 2004 resulted primarily from operating expenses related to the recently acquired Plasco and IMP businesses, higher distribution and other variable selling costs associated with increasing revenues, and other planned investments in selling and marketing during the quarter. The improvements in SG&A expenses as a percentage of net revenues in the 2004 quarter and year-to-date periods demonstrate the leveraging effect of increasing revenues.

At September 30, 2004, the Company's cash and investments totaled $8.9 million and its borrowings under its credit facility were $6.9 million, as compared to cash and investments of $9.5 million and credit facility borrowings of $7.2 million at December 31, 2003. The Company's strong cash flows from operating activities through the first nine months of 2004 of more than $9.6 million have enabled the financing of the IMP acquisition and the Company's other capital needs with a relatively insignificant change in the Company's net cash position (which is defined as cash and investments less the Company's credit facility borrowings).

Mr. Lee concluded, "We are encouraged by our accomplishments through the first three quarters of 2004. We believe that the sales and marketing infrastructure that we have been building over the last 18 months is now substantially complete. During the third quarter of 2004, we began to realize our leverage on that SG&A infrastructure and are looking for additional improvements in the future. We believe the investment we have made in our sales and marketing platform over the past year and a half will provide significant long-term benefits. We are committed to continuing our efforts to grow our operating and net income margins by improving gross margins and controlling operating expenditures. We currently believe that our revenues for the fourth quarter of 2004 will be approximately $30 million, bringing our full year 2004 revenue forecast to approximately $123 million. On these revenues, we expect our earnings to be in the range of $0.05 and $0.06 per diluted share for the fourth quarter of 2004 and therefore, in the range of $0.18 to $0.19 per diluted share for the full year of 2004."


CONFERENCE CALL: The Company invites its shareholders and other interested parties to join its conference call which will be conducted by Dan R. Lee, President and Chief Executive Officer, and Jerry Wilson, Chief Financial
Officer, at 4:30 p.m. Eastern Time on Wednesday, November 3, 2004. This conference call will be accessible to the public by calling 1-877-407-9210 (U.S.), Reference: Microtek Medical. International callers dial 1-201-689-8049. Callers should dial in approximately 10 minutes before the call begins. To access the live broadcast of the call over the Internet, go to Investor Relations page at www.MicrotekMed.com.

A conference call replay will be available through 11:59 p.m. Eastern Time on November 10, 2004 and can be accessed by calling 1-877-660-6853 (U.S.) or 1-201-612-7415 (international); for both reference conference call account #1628, Conference ID #120466.

ACTUAL RESULTS COULD DIFFER FROM FORWARD-LOOKING STATEMENTS: This Press Release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the Company's expectation that the ETI transaction and a number of sales and marketing and other manufacturing initiatives currently underway will result in improved consolidated gross margins going forward, the Company's belief that the building of its sales and marketing infrastructure has substantially been completed, the Company's belief that leverage of its sales and marketing infrastructure will improve in the future, the Company's belief that investments made in its sales and marketing platform will provide significant long-term benefits, the Company's ability to grow its operating and net income margins by improving gross margins and controlling operating expenditures, and the Company's forecasted revenues and forecasted earnings per diluted share for the fourth quarter and full year of 2004. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ from those referred to in such statements. These risks include, without limitation, those identified in Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, including, without limitation, the risks described in Risk Factors under the captions "-Reliance upon Microtek", "-History of Net

Losses", "-Competition", "-Product Liability", "-Stock Price Volatility", "-Dependence on Key Personnel", "-Anti-takeover Provisions", "-Low Barriers to Entry for Competitive Products", "-Potential Erosion of Profit Margins", "-Risks of Completing Acquisitions", "-Risks of Successfully Integrating Acquisitions", "-Small Sales and Marketing Force", "-Reliance upon Distributors", "-Reliance Upon Large Customers", "-Microtek Regulatory Risks", "-Risks of Obsolescence", "-Reduced OREX Market Potential", " OREX Commercialization Risks", "-OREX Manufacturing and Supply Risks", "-Risks Affecting Protection of Technology", "-Risks of Technological Obsolescence" and "-OTI Regulatory Risks". We do not undertake to update our forward-looking statements to reflect future events or circumstances.

ABOUT MICROTEK: The Company, a market leader in the healthcare industry, develops, manufactures and sells infection control products, fluid control products and safety products to healthcare professionals for use in environments such as operating rooms and outpatient surgical centers.

FOR MORE INFORMATION, PLEASE CALL (800) 476-5973
Dan R. Lee, President & CEO
Jerry Wilson, CFO
John Mills, Investor Relations
InvestorRelations@MicrotekMed.com


                                -TABLES FOLLOW -


                                                    MICROTEK MEDICAL HOLDINGS, INC.
                                                     UNAUDITED FINANCIAL HIGHLIGHTS
(in thousands, except for per share data)                        THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                                    SEPTEMBER 30                           SEPTEMBER 30
                                                        --------------------------------------    -------------------------------
                                                               2004                 2003                2004             2003
                                                        ------------------    ----------------    -------------    --------------
Net revenues                                              $        33,984       $      24,342       $   93,438       $    72,202
Gross profit                                                       12,972               9,787           36,304            28,388
Operating expenses:
      Selling, general and administrative                          10,253               7,843           28,978            22,591
      Research and development                                        304                 235              812               713
      Amortization of intangibles                                     159                 102              465               327
                                                        ------------------    ----------------    -------------    --------------
         Total operating expenses                                  10,716               8,180           30,255            23,631
                                                        ------------------    ----------------    -------------    --------------
Gain on dispositions                                                  215                 982              215               982
                                                        ------------------    ----------------    -------------    --------------

Income from operations                                              2,471               2,589            6,264             5,739
Interest expense, net                                                 (84)                (40)            (194)             (134)
Other income, net                                                      84                  56              108                79
                                                        ------------------    ----------------    -------------    --------------
      Income before income taxes                                    2,471               2,605            6,178             5,684
Income taxes:
    Current tax expense - state and foreign                          (287)                (30)            (578)             (220)
    Deferred tax benefit                                                -               2,366                -             4,881
                                                        ------------------    ----------------    -------------    --------------
           Total income tax (expense) benefit                        (287)              2,336             (578)            4,661
                                                        ------------------    ----------------    -------------    --------------

      Net income                                          $         2,184       $       4,941       $    5,600       $    10,345
                                                        ==================    ================    =============    ==============
Net income per share - basic                              $          0.05       $        0.12       $     0.13       $      0.25
                                                        ==================    ================    =============    ==============
Net income per share - diluted                            $          0.05       $        0.11       $     0.13       $      0.24
                                                        ==================    ================    =============    ==============

Weighted average shares outstanding - basic                        43,102              42,154           42,951            42,111
                                                        ==================    ================    =============    ==============
Weighted average shares outstanding - diluted                      44,409              43,451           44,506            43,010
                                                        ==================    ================    =============    ==============

                                                           SEPTEMBER 30,         DECEMBER 31,
BALANCE SHEET DATA:                                             2004                  2003
                                                        ------------------    ----------------
Cash and cash equivalents                                 $         8,902       $       9,462
Other current assets                                               55,982              54,749
         Total current assets                                      64,884              64,211
         Total assets                                             127,714             118,299
                                                        ==================    ================
Current liabilities                                       $        14,804       $      11,691
Long term debt                                                      7,410               8,056
Other liabilities                                                   1,757               2,008
                                                        ------------------    ----------------
         Total liabilities                                         23,971              21,755
Shareholders' equity                                              103,743              96,544
                                                        ------------------    ----------------
         Total liabilities and shareholders' equity       $       127,714       $     118,299
                                                        ==================    ================